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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                  SCHEDULE 13G
                                  Rule 13d-102

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(b)


                               (Amendment No. 1 )*


                              Raptor Systems, Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   753817 10 5
             -----------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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---------------------                                        -------------------
CUSIP NO. 753817 10 5                                        PAGE 2 OF 9 PAGES
---------------------                                        -------------------



--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Greylock Equity Limited Partnership
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          -1,252,627-
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             -0-
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               -1,252,627-
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          -0-
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -1,252,627-
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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---------------------                                        -------------------
CUSIP NO. 753817 10 5                                        PAGE 3 OF 9 PAGES
---------------------                                        -------------------



--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Greylock Equity GP Limited Partnership
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          -1,252,627-
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             -0-
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               -1,252,627-
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          -0-
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -1,252,627-
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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---------------------                                        -------------------
CUSIP NO. 753817 10 5                                        PAGE 4 OF 9 PAGES
---------------------                                        -------------------



--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Henry F. McCance
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          1,377,627
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             -0-
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               125,000
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          -0-
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,377,627
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.1%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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ITEM 1(a)     NAME OF ISSUER:

              Raptor Systems, Inc.

ITEM 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:

              69 Hickory Drive
              Waltham, MA  02154

ITEM 2(a)     NAME OF PERSON FILING:

              Greylock Equity Limited Partnership ("GELP") and Greylock Equity GP Limited Partnership ("GEGPLP"), the General Partner of GELP, and Henry F. McCance, the Managing General Partner of GEGPLP (the "Managing General Partner").

ITEM 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              The address of the reporting persons is:

              One Federal Street
              Boston, Massachusetts 02110

ITEM 2(c)     CITIZENSHIP:

              GELP is a limited partnership organized under the laws of the State of Delaware. GEGPLP is a limited partnership organized under the laws of the State of Delaware. The Managing General Partner is a citizen of the United States.

ITEM 2(d)     TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $.01 per share (the "Common Stock").

ITEM 2(e)     CUSIP NUMBER:

              753817 10 5

ITEM 3        DESCRIPTION OF PERSON FILING:

              Not applicable.



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ITEM 4        OWNERSHIP(1):

              (a)   AMOUNT BENEFICIALLY OWNED:

              GELP is the record holder of 1,252,627 shares of Common Stock and may be deemed to benefically own 1,252,627 shares of Common Stock. GEGPLP, as General Partner of GELP, may be deemed to benefically own the 1,252,627 shares of Common Stock held of record by GELP. Mr. McCance, as Managing General Partner of GEGPLP, may be deemd to beneficially own the 1,252,627 shares of Common Stock held of record by GELP. Mr. McCance may be deemed to beneficially own an additional 125,000 shares of Common Stock. The filing of this statement shall not be construed as an admission that any of the reporting persons are, for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owners of any securities covered under this statement.

              (b)   PERCENT OF CLASS:

              GELP:             9.2%
              GEGPLP:           9.2%
              Mr. McCance:     10.1%

              (c)   NUMBER OF SHARES AS TO WHICH PERSON HAS:

                    (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                    GELP may be deemed to have sole power to vote and dispose of 1,252,627 shares of Common Stock. GEGPLP, as General Partner of GELP, may be deemed to have the power to vote and dispose of 1,252,627 shares of Common Stock. Mr. McCance, as Managing General Partner of GEGPLP, may be deemed to have the power to vote 1,252,627 shares of Common Stock. Mr. McCance may be deemed to have the power to vote and sole power to dispose of 125,000 shares of Common Stock.

ITEM 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              Not applicable.







----------------
   (1)   As of December 31, 1997.




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ITEM 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                   Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                   Not applicable.

ITEM 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                   Not applicable.

ITEM 9        NOTICE OF DISSOLUTION OF GROUP:

                   Not applicable.

ITEM 10       CERTIFICATION:

                   Not applicable.





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                                    SIGNATURE


     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.


DATED: February 13, 1998


                                      GREYLOCK EQUITY LIMITED PARTNERSHIP

                                      By: Greylock Equity GP Limited Partnership
                                          General Partner


                                      By: /s/ Henry F. McCance
                                          --------------------------------------
                                          Henry F. McCance
                                          Managing General Partner



                                      GREYLOCK EQUITY GP LIMITED PARTNERSHIP


                                      By: /s/ Henry F. McCance
                                          --------------------------------------
                                          Henry F. McCance
                                          Managing General Partner


                                      /s/ Henry F. McCance
                                      ------------------------------------------
                                      Henry F. McCance



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                                                                       EXHIBIT 1

                                    AGREEMENT


     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Raptor Systems, Inc.


     EXECUTED as a sealed instrument this 13th day of February, 1998.


                                      GREYLOCK EQUITY LIMITED PARTNERSHIP

                                      By: Greylock Equity GP Limited Partnership
                                          General Partner


                                      By: /s/ Henry F. McCance
                                          --------------------------------------
                                          Henry F. McCance
                                          Managing General Partner



                                      GREYLOCK EQUITY GP LIMITED PARTNERSHIP


                                      By: /s/ Henry F. McCance
                                          --------------------------------------
                                          Henry F. McCance
                                          Managing General Partner


                                      /s/ Henry F. McCance
                                      ------------------------------------------
                                      Henry F. McCance



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